Exhibit 10.1

DIRECTOR SERVICE AGREEMENT

This Director Service Agreement (this “Agreement”) is made and entered into as of 31 December , 2025 by and between Creative Global Technology Holdings Limited (the “Company”) and LIAO XINYU

(the “Director”).

WHEREAS, the Company appointed the Director effective as of the date hereof (the “Effective Date”) and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. SERVICES

1.1 Board of directors. The Director shall serve as a member of the board of directors ofthe Company (the “Board”). The Board comprises the Director and other individuals elected or appointed as Directors ofthe Company.

1.2 Directorship Term. The “Directorship Term”, as used in this Agreement, shall mean the period commencing on the Effective Date and terminating on the earlier of the date of the next annual stockholders meeting (at which he/she is entitled to offer himself/herself for re-election) and the earliest of the following to occur: (a) the death of the Director; (b) the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board in accordance with the governing documents of the Company; (d) the resignation by the Director from the Board; and (e) the retirement from office in accordance with the governing documents of the Company without being re-elected at stockholders meeting.

1.3 Director Services. During the Directorship Term, the Director shall, together with the other members of the Board supervise the management of the business and affairs of the Company in accordance with applicable law and the governing documents, policies and procedures ofthe Company and provide such other duties, services and responsibilities, as are customary and appropriate for Board members, including, without limitation, (a) when appointed by the Board, chairing and/or serving on one or more Board committees, and (b) attending all Board and Board committee meetings, making himself/herself available to the Company at mutually convenient times and places, and attending stockholders meetings, external meetings and presentations, as appropriate and convenient.

2. RETAINERS, MEETING FEESAND EXPENSES

2.1 Annual Cash Retainers. Subject to the approval by the Compensation Committee of the Board, the Company shall pay to the Director for his/her services as Director an annual cash retainer of_HK$ 84,000, subject to regular review of the Compensation Committee of the Board whose decision shall be final, conclusive and binding on the Director, payable quarterly in arrears on the tenth day of January, April, July and October in each year of service. If the Director ceases to be a member of the Board for any reason during a quarter, the Director shall be entitled to a pro rata portion of the cash retainer(s) payable to him/her for the quarter.

2.2 Equity Incentive Plan. The Director shall be eligible for participating in the stock option plan or other similar equity incentive plan as adopted by the Company from time to time, the terms of which shall be determined by the Compensation Committee of the Board.

2.3 Meeting Fees. The Director shall not be entitled to any fee for attending in-person meetings of the Board or board committees.

Generally, the normal annual numbers of Board and Board committee in-person meetings are as follows: Audit Committee - between five and seven; Nominating and Corporate governance Committee - between four and five; Compensation Committee - between four and six; and Board - between five and seven. Also, generally, regular Board and board committee in-person meetings are held on the same day or days.

2.4 Expense Reimbursement. The Company shall reimburse the Director for all reasonable travel and other out-of-pocket expenses incurred by him/her in connection with his/her services as Director; provided that the Director complies with the generally applicable policies, practices and procedures ofthe Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements in excess of $ HK$ 1,000 must be approved in advance by the Company.

2.5 Independent Contractor. The Director’s status during the Directorship Term, by itself, shall be that ofan independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 2 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith. Any executive director will be expected to enter into an employment contract with the Company (or its subsidiary or service company) separately to govern the employment relationship.

3. DIRECTOR’S REPRESENTATION AND ACKNOWLEDGEMENT

The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

At the time of initial or renewed appointment of the Director, the Director must provide to the Company information and documents on his/her background, experience and other business interests, and any information relevant to his/her character, experience, integrity and competence or which may otherwise be reasonably expected to affect the Company’s decision on appointing or continuing to appoint the Director. The Director acknowledges that such information and documents will be relied upon by the Company in satisfying itself that the Director possesses the character, experience, integrity and competence commensurate with his/her position as a director of the Company (or a public listed company, if the Company is listed). The Director undertakes to inform the Company immediately if there is any change in circumstances which is likely to affect the Company’s assessment on the Director’s suitability.

4. FIDUCIARY DUTIES OF DIRECTOR

In fulfilling his/her responsibilities as a member of the Board, the Director shall act honestly and in good faith and use his/her powers for proper purpose with a view to upholding the best interest of the Company and all of its shareholders, be answerable to the Company for the application or misapplication of its assets, to avoid actual or potential conflict of personal interest with the Company’s interest, and to fully disclose his/her interests in contracts/arrangements with the Company. The Director shall exercise the care, diligence and skill that a reasonably prudent person in that position would be expected to exercise in comparable circumstances and by reference to the knowledge, skill and experience possessed by the Director. The Director shall be attentive and proactively gather for himself/herself of all material facts regarding a decision before taking action, to exercise independent judgment and not to delegate powers except with proper authorisation and procedures allowed by the Company’s governing documents and policies. Since the Director will be expected to discharge his/her duties in Hong Kong, he/she would be expected to match a level commensurate with the standard of directors’ duties required by Hong Kong law. If the Company is listed on a stock exchange, the Director would be expected to match a level commensurate with the standard of directors’ duties expected from a director of public listed company of that stock exchange, including without limitation any requirements under stock exchange rules or securities laws imposing duties on listed company directors.

5. COVENANTS OF DIRECTOR

5.1 Confidential Information. The Director acknowledges that, as a member of the Board, he/she will have access to non-public information concerning the business and affairs of the Company, including trade secrets and forms of information considered by the Company to be confidential, concerning the property, finances, employees, technology, processes, facilities, products, suppliers, customers and markets ofthe Company and its subsidiaries (the “Confidential Information”). The Director agrees that during the Directorship Term and thereafter, the Director shall: (a) not disclose the Confidential Information, either directly or indirectly, to a third person except as required in the performance of his/her duties and responsibilities as a member of the board or Board committees or by law or a valid order of a court or other governmental body; (b) use the Confidential Information solely in the performance of her duties and responsibilities as a member of the Board or Board committees; (c) not use the Confidential Information for his/her own benefit or the benefit of any third person, except as may be specifically permitted in this Agreement; and (d) immediately give notice to the Company of any unauthorized use or disclosure by him/her of the Confidential Information and assist the Company in remedying such unauthorized use or disclosure. This confidentiality covenant has no temporal, geographical or territorial restriction. When he/she ceases to be a member of the board, the Director shall promptly return to the Company or destroy the Confidential Information and all materials containing the Confidential Information and, at the request of the Company, confirm to the Company that he/she has done so.

5.2 Non-Compete. The Director agrees that during the Directorship Term and for a period of Three (3) years thereafter, he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise; engage in the business of developing, marketing, selling or supporting technology to or for businesses in which the Company engages in or in which the Company has an actual intention, as evidenced by the Company’s written business plans, to engage in, within any geographic area in which the Company is then conducting such business. Nothing in this Subsection 5.2 shall prohibit the Director from being (a) a stockholder in a mutual fund or a diversified investment corporation or (b) a passive owner of not more than three (3) percent of the outstanding stock of any class of securities of a corporation, which are publicly traded, so long as the Director has no active participation in the business of such corporation.

5.3 Non-Solicitation. During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

5.4 Non-Disparagement. During the Directorship Term and thereafter, the Director shall not, and shall not induce others to, Disparage the Company or its subsidiaries or affiliates or their past and present officers, directors, employees or products. “Disparage” shall mean making comments or statements to the press, the Company’s or its subsidiaries’ or affiliates’ employees or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (a) the business of the Company or its subsidiaries or affiliates (including any products or business plans or prospects), or (b) the business reputation of the Company or its subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees. Notwithstanding the foregoing, nothing in this Subsection 5.4 shall preclude the Director from making truthful statements that are required by applicable law, regulation or legal process.

5.5 Assistance. During the Directorship Term and at any time thereafter, the Director shall, at the request of the Company: (a) answer the Company’s reasonable requests for information about those aspects of the business and affairs of the Company and its subsidiaries in which the Director was involved; (b) assist the Company and its subsidiaries to the extent reasonably possible taking into account the Director’s other commitments in prosecuting and/or defending claims by or against the Company and/or its subsidiaries in relation to events or occurrences that took place during the Directorship Term: and (c) assist the Company and its subsidiaries to the extent reasonably possible taking into account the Director’s other commitments in responding to investigations or reviews of the Company and/or its subsidiaries by any regulatory authority, including the Securities and Exchange Commission, or stock exchange on which the Company is listed in relation to events or occurrences that took place during the Directorship Term. “Assist” includes meeting with and speaking to advisors ofthe Company and/or its subsidiaries at reasonable times and places, executing accurate and truthful documents and appearing as a witness at depositions, trials and other legal or regulatory proceedings without the necessity of a subpoena. The Company shall reimburse the Director on request for all reasonable expenses incurred by the Director in responding to the Company’s requests for information and assistance upon submission of receipts if the Director provides such assistance after the termination of Directorship Term.

5.6 Remedies. The Director agrees that any breach of the terms of this Section 5 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Subsection 5.6.

6. INDEMNIFICATION; INSURANCE

6.1 Indemnification. In addition to and without limiting any other right or remedy available to the Director, the Company agrees to indemnify and hold the Director harmless to the fullest extent authorized in the Company’s governing documents and applicable law, from and against any and all expenses, including legal fees, and all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings (collectively, “Expenses”), threatened, commenced, pending or completed against the Director by reason of the Director’s performance of his/her activities as a director of the Company. The indemnity in this clause only applies if the Director acted honestly and in good faith with a view to the best interests ofthe Company and, in the case of criminal proceedings, if the Company had no reasonable cause to believe that the Director’s conduct was unlawful.

6.2 Insurance and Subrogation. The Company agrees to cover the Director under any directors and officers’ liability insurance obtained by the Company, subject to the following: (a) in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Director under any insurance policy or otherwise. The Director shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights; and (b) the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided) hereunder if and to the extent that the Director has actually received such payment under any insurance policy or other indemnity (or similar) agreement or arrangement. Without limiting the generality of the preceding sentence, the Company’s obligation to indemnify or advance the Expenses hereunder to the Director who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, board of directors’ committee member, employee or agent of any other enterprise shall be reduced by any amount the Director has actually received as indemnification or advancement of Expenses from such other enterprise.

6.3 This Clause 6 survives termination of this Agreement, to the extent that any liabilities are incurred as a result of matters by reason of the Director’s performance of activities during his/her office as director of the Company.

7. MISCELLANEOUS

7.1 Personal information. The Director hereby：

（a） acknowledges that the Company will have personal information relating to the Director, including his/her name, home address and telephone number, date ofbirth, social security number or other tax identification number, compensation, nationality, title, equity compensation awarded, cancelled, purchased, vested, unvested or outstanding, for the purpose of managing and administering this Agreement（the “Data”)；

（b） consents to the collection, use, processing and transfer of the data to third parties assisting the Company in the management and administration of this Agreement wherever in the world they may be located (the “Third Parties”); and

（c） authorizes the Third Parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of managing and administering this Agreement, including any transfer of the Data to a broker or other third party with whom the Director may elect to deposit any equity compensation awarded.

The Director may, at any time, review the Data, require any necessary amendments to the Data or withdraw the foregoing consent and authorization in writing by contacting the Company.

7.2 Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

7.3 No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

7.4 Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.5 Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and shall be delivered personally or by courier or sent by facsimile or email addressed to such address as each party may specify in writing from time to time.

7.6 Governing Law. This Agreement shall be governed in all respects by the laws of Hong Kong without regard to conflicts of law principles thereof.

7.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

7.8 Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and the Director.

7.9 Interpretation. The following rules of interpretation apply to this Agreement unless the context requires otherwise：

(a) the singular includes the plural and conversely;

(b) a gender includes all genders;

(c) where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d) a reference to a person includes an individual, a trust, a corporation, an unincorporated body and any other entity;

(e) a reference to a section is to a section of this Agreement;

(f) a reference to a party includes the party’s legal representatives, successors and permitted assigns;

(g) mentioning anything after “include”, “includes” or “including” does not limit what else might be included; and

(h) time is of the essence.

7.10 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall constitute an original. This Agreement may be transmitted by facsimile or electronically, and it is the intent of the electronic copy of any signature printed by the receiving facsimile machine or computer printer shall be considered an original signature and shall have the same force and effect as an original Signature.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Company:	Creative Global Technology Holdings Limited

	By:	/s/ HEI TUNG (Angel) SIU
	Name:	HEI TUNG (Angel) SIU
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Director:	/s/ LIAO XINYU
LIAO XINYU